Exhibit 99.1

FOR IMMEDIATE RELEASE
Stoneridge Reports Strong Third-Quarter 2023 Results
THIRD-QUARTER PERFORMANCE REFLECTS CONTINUED MARGIN EXPANSION DRIVEN BY STRONG OPERATING PERFORMANCE

2024 PRELIMINARY OUTLOOK EXPECTS SALES GROWTH OF AT LEAST 5%,
SIGNIFICANTLY OUTPERFORMING WEIGHTED AVERAGE END-MARKETS

2023 Third-Quarter Results
•Sales of $238.2 million
•Adjusted sales of $237.2 million
•Gross profit of $52.5 million (22.1% of adjusted sales)
•Operating income of $6.5 million
•Adjusted operating income of $7.3 million (3.1% of adjusted sales)
•Adjusted EBITDA of $17.0 million (7.2% of adjusted sales)
•Earnings per share (“EPS”) of $0.08
•Adjusted earnings per share of $0.10

2023 Full-year Guidance
•Refining previously provided guidance ranges to reflect expectation of continued strong margin performance, partially offset by production volume headwinds in the fourth quarter including the expected impact of the UAW strike
◦Adjusted sales of $965.0 - $975.0 million
◦Adjusted gross margin of ~21.5%
◦Adjusted operating margin of ~2.0%
◦Adjusted EPS of $(0.10) - $0.00
▪Midpoint guidance change of ($0.05) aligned with the expected impact of UAW strike of ~($0.05)
◦Adjusted EBITDA margin of ~5.0%
◦Adjusted tax expense of $4.5 - $5.0 million
▪Midpoint guidance change of ~$1.25 million due to increase in expected tax expense as a result of mix of jurisdictional earnings

2024 Preliminary Revenue Guidance
•Providing preliminary 2024 guidance for at least 5% growth, which outpaces weighted-average end-markets by at least 6.5%
NOVI, Mich. – November 1, 2023 – Stoneridge, Inc. (NYSE: SRI) today announced financial results for the third quarter ended September 30, 2023, with sales of $238.2 million and earnings per share of $0.08. Adjusted sales for the third quarter were $237.2 million and adjusted EPS was $0.10. The exhibits attached hereto provide reconciliation detail on normalizing adjustments of Non-GAAP financial measures used in this press release.
For the third quarter of 2023, Stoneridge reported gross profit of $52.5 million (22.1% of adjusted sales). Operating income was $6.5 million and adjusted operating income was $7.3 million (3.1% of adjusted sales), an increase of 70 basis points relative to the second quarter of 2023. Adjusted EBITDA was $17.0 million (7.2% of adjusted sales), an increase of 260 basis points, relative to the second quarter of 2023.
Jim Zizelman, president and chief executive officer, commented, “During the third quarter we continued to take actions to improve our overall margin profile driving significant margin improvement. Our performance was primarily driven by continued material cost improvement and operating cost control resulting in adjusted operating margin expansion of 70 basis points and adjusted EBITDA margin expansion of 260 basis points versus the prior quarter. Despite volatility in our end-markets, we continue to deliver on our commitments driven by an unwavering focus to both execute on our long-term strategy and drive continuous operational excellence. Our third quarter performance is built on improved results from the second quarter as we continued to strengthen our foundation to drive operating performance and grow the Company.”
Zizelman continued, “As we continue to focus on margin performance, we are also focused on executing on the program launches that will drive growth for the Company to significantly outpace our underlying end-markets. During the third quarter, we launched the Smart 2 Tachograph program for commercial vehicles in Europe. This next generation smart tachograph was designed to meet the EU Mobility Package Standards and provides us with significant revenue opportunities with both European OEMs and aftermarket over the next several years. This program is expected to generate approximately $20 million in revenue in 2023 and more than $60 million in revenue in 2024.”
Zizelman concluded, “In addition, we are proud to support the US Department of Energy’s Super Truck II innovation truck program. The DOE has funded four projects to develop and demonstrate cost-effective technologies with the goal of more than doubling the freight efficiency of Class 8 trucks with Navistar, Daimler Truck North America, Peterbilt and Volvo Trucks. MirrorEye® was selected as a partner for all four SuperTruck II teams to help achieve significant increases in freight efficiency through improved fuel economy. We remain well positioned as the industry continues to focus on both vehicle efficiency and safety.”
Third Quarter in Review
Control Devices sales of $90.1 million increased by 0.8% relative to the third quarter of 2022. This increase was primarily due to higher sales in our China passenger and commercial vehicle end-markets as well as the impact of negotiated price increases, partially offset by lower sales in our North America passenger vehicle end-market. Third quarter adjusted operating margin of 6.2% declined by 220 basis points relative to the third quarter of 2022, primarily due to higher direct material costs and slightly higher SG&A and D&D costs.
Electronics adjusted sales of $142.4 million increased by 21.4% relative to the third quarter of 2022. This increase was primarily driven by higher sales volumes in our Europe and North America commercial vehicle end-markets, due in part to new program launches and ramp-ups, and negotiated price increases partially offset by lower sales in our off-highway end-markets Third quarter adjusted operating margin of 6.1% improved by 150 basis points relative to the third quarter of 2022, primarily due to higher contribution from higher sales, including negotiated price increases, and lower material costs. This was partially offset by higher SG&A and D&D costs, including support for new product launches.
Stoneridge Brazil sales of $14.2 million increased by 2.6% relative to sales in the third quarter of 2022, primarily due to favorable foreign currency translation and higher sales in OEM and aftermarket products. Third quarter adjusted operating margin of 5.6% declined by approximately 150 basis points relative to the third quarter of

2022, primarily due to by higher SG&A and overhead costs partially offset by lower material costs from favorable foreign exchange rate fluctuations.
Relative to the second quarter of 2023, Control Devices sales decreased by 3.2%. This decrease was primarily due to lower sales in our North America passenger vehicle end-market, partially offset by higher sales in our China passenger vehicle end-market. Third quarter adjusted operating margin increased by 40 basis points relative to the second quarter of 2023, primarily due to lower direct labor costs.
Relative to the second quarter of 2023, Electronics adjusted sales decreased by 13.1%. This decrease was due in part to the expected production seasonality as well as the reduced demand in our commercial vehicle and off-highway end-markets. Third quarter adjusted operating margin increased by 80 basis points relative to the second quarter of 2023, primarily due to the step-down in D&D costs compared to the second quarter as elevated D&D spend for program launches declined. This was partially offset by the favorable impact of the one-time benefit of retroactive pricing recognized in the second quarter related to prior periods.
Relative to the second quarter of 2023, Stoneridge Brazil sales decreased by 5.0%. This decrease was primarily due to lower OEM product sales partially offset by higher sales in aftermarket products. Third quarter operating margin decreased by 40 basis points relative to the second quarter of 2023, primarily due to higher overhead and SG&A spend.
Cash and Debt Balances
As of September 30, 2023, Stoneridge had cash and cash equivalents balances totaling $36.8 million. Total debt as of September 30, 2023 was $186.0 million resulting in net debt of $149.2 million. Per the terms of the existing Revolving Credit Facility, the Company reported a net debt to trailing twelve-month EBITDA compliance ratio of 3.11x. The Company is in the advanced stages of refinancing its existing credit facility and anticipates that the refinancing will occur in the near future.
2023 Outlook
The Company is refining the previously guided ranges for its full-year performance including adjusted sales guidance of $965.0 million to $975.0 million, adjusted gross margin guidance of approximately 21.5%, adjusted operating margin guidance of approximately 2.0%, adjusted earnings per share guidance of $(0.10) to $0.00, adjusted EBITDA guidance of approximately 5.0%, of adjusted sales and adjusted tax expense guidance of $4.5 million - $5.0 million.
Matt Horvath, chief financial officer, commented “Our third quarter financial performance continued to build on our second quarter performance as we delivered strong sequential margin expansion. Despite some top-line headwinds related to the UAW strike in the fourth quarter, we are expecting continued EPS expansion in the fourth quarter as we continue to build on a strong foundation and drive earnings momentum into 2024. We are refining our full-year 2023 guidance to reflect our expectation of continued strong margin performance, offset by expected revenue headwinds in the fourth quarter including the expected impact of the UAW strike. While we remain within the guidance set at the beginning of the year, our updated midpoint adjusted EPS guidance has been adjusted by $0.05 to reflect approximately $0.05 of UAW-strike related headwinds.”
Horvath concluded, “We remain focused on building a strong foundation for continued earnings expansion as we capitalize on our robust backlog and impressive portfolio of advanced technologies. We are expecting continued strong growth next year and are issuing preliminary 2024 guidance for at least 5% revenue growth, which outpaces our weighted-average end-markets by at least 6.5%. Our growth will be driven by the continued ramp-up and expansion of our current North American and European MirrorEye programs, the launch of our next and largest MirrorEye program in Europe and the significant continued ramp-up of our Smart 2 tachograph program in Europe. Stoneridge remains well positioned to continue to outperform our underlying markets and drive margin expansion resulting in long-term shareholder value creation.”

Conference Call on the Web
A live Internet broadcast of Stoneridge’s conference call regarding 2023 third quarter results can be accessed at 9:00 a.m. Eastern Time on Thursday, November 2, 2023, at www.stoneridge.com, which will also offer a webcast replay.
About Stoneridge, Inc.
Stoneridge, Inc., headquartered in Novi, Michigan, is a global designer and manufacturer of highly engineered electrical and electronic systems, components and modules for the automotive, commercial, off-highway and agricultural vehicle markets. Additional information about Stoneridge can be found at www.stoneridge.com.
Forward-Looking Statements
Statements in this press release contain “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. These statements appear in a number of places in this report and may include statements regarding the intent, belief or current expectations of the Company, with respect to, among other things, our (i) future product and facility expansion, (ii) acquisition strategy, (iii) investments and new product development, (iv) growth opportunities related to awarded business, and (v) operational expectations. Forward-looking statements may be identified by the words “will,” “may,” “should,” “designed to,” “believes,” “plans,” “projects,” “intends,” “expects,” “estimates,” “anticipates,” “continue,” and similar words and expressions. The forward-looking statements are subject to risks and uncertainties that could cause actual events or results to differ materially from those expressed in or implied by the statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, among other factors:
•the ability of our suppliers to supply us with parts and components at competitive prices on a timely basis, including the impact of potential tariffs and trade considerations on their operations and output;
•fluctuations in the cost and availability of key materials (including semiconductors, printed circuit boards, resin, aluminum, steel and copper) and components and our ability to offset cost increases through negotiated price increases with our customers or other cost reduction actions, as necessary;
•global economic trends, competition and geopolitical risks, including impacts from the ongoing global conflict and the related sanctions and other measures, or an escalation of sanctions, tariffs or other trade tensions between the U.S. and China or other countries;
•our ability to achieve cost reductions that offset or exceed customer-mandated selling price reductions;
•the reduced purchases, loss or bankruptcy of a major customer or supplier;
•the costs and timing of business realignment, facility closures or similar actions;
•a significant change in automotive, commercial, off-highway or agricultural vehicle production;
•competitive market conditions and resulting effects on sales and pricing;
•foreign currency fluctuations and our ability to manage those impacts;
•customer acceptance of new products;
•our ability to successfully launch/produce products for awarded business;
•adverse changes in laws, government regulations or market conditions, including tariffs, affecting our products or our customers’ products;
•our ability to protect our intellectual property and successfully defend against assertions made against us;
•liabilities arising from warranty claims, product recall or field actions, product liability and legal proceedings to which we are or may become a party, or the impact of product recall or field actions on our customers;
•labor disruptions at our facilities, or at any of our significant customers (including the UAW strike which impacted certain customers) or suppliers;
•business disruptions due to natural disasters or other disasters outside of our control;
•the ability to refinance our existing revolving Credit Facility on a timely basis prior to its June 5, 2024 maturity;

•the amount of our indebtedness and the restrictive covenants contained in the agreements governing our indebtedness, including our revolving Credit Facility;
•capital availability or costs, including changes in interest rates or market perceptions;
•the failure to achieve the successful integration of any acquired company or business;
•risks related to a failure of our information technology systems and networks, and risks associated with current and emerging technology threats and damage from computer viruses, unauthorized access, cyber-attack and other similar disruptions; and
•the items described in Part I, Item IA (“Risk Factors”) in the Company’s 2022 Form 10-K.
The forward-looking statements contained herein represent our estimates only as of the date of this release and should not be relied upon as representing our estimates as of any subsequent date. While we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, whether to reflect actual results, changes in assumptions, changes in other factors affecting such forward-looking statements or otherwise.
Use of Non-GAAP Financial Information
This press release contains information about the Company’s financial results that is not presented in accordance with accounting principles generally accepted in the United States (“GAAP”). Such non-GAAP financial measures are reconciled to their closest GAAP financial measures at the end of this press release. The provision of these non-GAAP financial measures for 2023 and 2022 is not intended to indicate that Stoneridge is explicitly or implicitly providing projections on those non-GAAP financial measures, and actual results for such measures are likely to vary from those presented. The reconciliations include all information reasonably available to the Company at the date of this press release and the adjustments that management can reasonably predict.
Management believes the non-GAAP financial measures used in this press release are useful to both management and investors in their analysis of the Company’s financial position and results of operations. In particular, management believes that adjusted sales, adjusted gross profit and margin, adjusted operating income and margin, adjusted income (loss) before tax, adjusted net income, adjusted earnings per share, adjusted EBITDA, adjusted EBITDA margin, adjusted tax expense, adjusted tax rate, adjusted net debt and adjusted cash are useful measures in assessing the Company’s financial performance by excluding certain items that are not indicative of the Company’s core operating performance or that may obscure trends useful in evaluating the Company’s continuing operating activities. Management also believes that these measures are useful to both management and investors in their analysis of the Company’s results of operations and provide improved comparability between fiscal periods.
Adjusted sales, adjusted gross profit and margin, adjusted operating income and margin, adjusted income (loss) before tax, adjusted net income (loss), adjusted earnings per share, adjusted EBITDA, adjusted EBITDA margin, adjusted tax expense, adjusted tax rate, adjusted net debt and adjusted cash should not be considered in isolation or as a substitute for sales, gross profit, operating income, income (loss) before tax, net loss, earnings per share, tax expense, tax rate, debt, cash and cash equivalents, cash provided by operating activities or other income statement or cash flow statement data prepared in accordance with GAAP.
For more information, contact Kelly K. Harvey, Director Investor Relations (Kelly.Harvey@Stoneridge.com).

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)	September 30, 2023	December 31, 2022
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$36,758	$54,798
Accounts receivable, less reserves of $956 and $962, respectively	177,202	158,155
Inventories, net	183,177	152,580
Prepaid expenses and other current assets	39,281	44,018
Total current assets	436,418	409,551
Long-term assets:
Property, plant and equipment, net	106,788	104,643
Intangible assets, net	45,180	45,508
Goodwill	33,789	34,225
Operating lease right-of-use asset	11,136	13,762
Investments and other long-term assets, net	45,463	44,416
Total long-term assets	242,356	242,554
Total assets	$678,774	$652,105

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Revolving credit facility	$183,918	$—
Current portion of debt	2,055	1,450
Accounts payable	131,094	110,202
Accrued expenses and other current liabilities	64,847	66,040
Total current liabilities	381,914	177,692
Long-term liabilities:
Revolving credit facility	—	167,802
Deferred income taxes	7,407	8,498
Operating lease long-term liability	8,054	10,594
Other long-term liabilities	8,057	6,577
Total long-term liabilities	23,518	193,471
Shareholders' equity:
Preferred Shares, without par value, 5,000 shares authorized, none issued	—	—
Common Shares, without par value, 60,000 shares authorized, 28,966 and 28,966 shares issued and 27,548 and 27,341 shares outstanding at September 30, 2023 and December 31, 2022, respectively, with no stated value	—	—
Additional paid-in capital	226,382	232,758
Common Shares held in treasury, 1,418 and 1,625 shares at September 30, 2023 and December 31, 2022, respectively, at cost	(43,408)	(50,366)
Retained earnings	193,485	201,692
Accumulated other comprehensive loss	(103,117)	(103,142)
Total shareholders' equity	273,342	280,942
Total liabilities and shareholders' equity	$678,774	$652,105

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three months ended September 30,		Nine months ended September 30,
(in thousands, except per share data)	2023	2022	2023	2022

Net sales	$238,164	$226,757	$746,303	$668,751
Costs and expenses:
Cost of goods sold	185,689	177,317	590,538	539,304
Selling, general and administrative	28,111	27,444	91,465	83,781
Design and development	17,852	16,133	57,486	48,715
Operating income (loss)	6,512	5,863	6,814	(3,049)
Interest expense, net	3,313	1,845	9,179	4,848
Equity in loss (earnings) of investee	141	(34)	641	424
Other (income) expense, net	(1,383)	2,332	2,152	3,067
Income (loss) before income taxes	4,441	1,720	(5,158)	(11,388)
Provision for income taxes	2,270	989	3,049	2,895
Net income (loss)	$2,171	$731	$(8,207)	$(14,283)

Income (loss) per share:
Basic	$0.08	$0.03	$(0.30)	$(0.52)
Diluted	$0.08	$0.03	$(0.30)	$(0.52)

Weighted-average shares outstanding:
Basic	27,484	27,281	27,428	27,250
Diluted	27,734	27,524	27,428	27,250

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

Nine months ended September 30, (in thousands)	2023	2022

OPERATING ACTIVITIES:
Net loss	$(8,207)	$(14,283)
Adjustments to reconcile net income (loss) to net cash provided by (used for) operating activities:
Depreciation	19,800	20,183
Amortization, including accretion and write-off of deferred financing costs	6,077	6,187
Deferred income taxes	(2,732)	(2,834)
Loss of equity method investee	641	424
Gain on sale of fixed assets	(861)	(95)
Share-based compensation expense	2,272	4,421
Excess tax deficiency related to share-based compensation expense	74	266
Gain on settlement of net investment hedge	—	(3,716)
Changes in operating assets and liabilities:
Accounts receivable, net	(21,335)	(28,333)
Inventories, net	(33,651)	(24,333)
Prepaid expenses and other assets	7,473	(15,510)
Accounts payable	23,322	18,366
Accrued expenses and other liabilities	1,459	15,119
Net cash used for operating activities	(5,668)	(24,138)

INVESTING ACTIVITIES:
Capital expenditures, including intangibles	(28,584)	(22,877)
Proceeds from sale of fixed assets	1,841	95
Proceeds from settlement of net investment hedge	—	3,820
Investment in venture capital fund, net	(200)	(700)
Net cash used for investing activities	(26,943)	(19,662)

FINANCING ACTIVITIES:
Revolving credit facility borrowings	81,365	21,817
Revolving credit facility payments	(64,568)	(18,000)
Proceeds from issuance of debt	27,579	30,513
Repayments of debt	(27,145)	(32,789)
Earn-out consideration cash payment	—	(6,276)
Repurchase of Common Shares to satisfy employee tax withholding	(1,697)	(760)
Net cash provided by (used for) financing activities	15,534	(5,495)

Effect of exchange rate changes on cash and cash equivalents	(963)	(3,915)
Net change in cash and cash equivalents	(18,040)	(53,210)
Cash and cash equivalents at beginning of period	54,798	85,547

Cash and cash equivalents at end of period	$36,758	$32,337

Supplemental disclosure of cash flow information:
Cash paid for interest, net	$9,248	$4,992
Cash paid for income taxes, net	$8,453	$5,808

Regulation G Non-GAAP Financial Measure Reconciliations
Reconciliation to US GAAP
Exhibit 1 - Reconciliation of Adjusted EPS

(USD in millions, except EPS)	Q3 2023	Q3 2023 EPS
Net Income	$2.2	$0.08

Add: After-Tax Business Realignment Costs	1.0	0.04
Add: After-Tax Brazilian Indirect Tax Credits, Net	(0.3)	(0.01)
Adjusted Net Income	$2.9	$0.10

Exhibit 2 – Reconciliation of Adjusted EBITDA

(USD in millions)	Q4 2022	Q1 2023	Q2 2023	Q3 2023
Income (Loss) Before Tax	$0.7	$(8.1)	$(1.5)	$4.4

Interest expense, net	2.2	2.7	3.1	3.3
Depreciation and amortization	8.2	8.3	8.4	8.5
EBITDA	$11.1	$3.0	$10.0	$16.2

Add: Pre-Tax Business Realignment Costs	—	1.3	1.9	1.2
Less: Pre-Tax Gain on Disposal of Fixed Assets	—	(0.8)	—	—
Add: Pre-Tax Environmental Remediation Costs	—	0.1	—	—
Add: Pre-Tax Brazilian Indirect Tax Credits, Net	—	—	—	(0.5)
Adjusted EBITDA	$11.1	$3.6	$11.9	$17.0

Exhibit 3 – Adjusted Gross Profit

(USD in millions)	Q2 2023	Q3 2023
Gross Profit	$60.5	$52.5

Add: Pre-Tax Business Realignment Costs	0.5	—
Adjusted Gross Profit	$60.9	$52.5

Exhibit 4 - Adjusted Operating Income (Loss)

(USD in millions)	Q1 2023	Q2 2023	Q3 2023
Operating Income (Loss)	$(4.0)	$4.3	$6.5

Add: Pre-Tax Business Realignment Costs	1.3	1.9	1.2
Less: Pre-Tax Gain on Disposal of Fixed Assets	(0.8)	—	—
Add: Pre-Tax Environmental Remediation Costs	0.1	—	—
Add: Pre-Tax Brazilian Indirect Tax Credits, Net	—	—	(0.5)
Adjusted Operating Income (Loss)	$(3.4)	$6.2	$7.3

Exhibit 5 – Segment Adjusted Operating Income
Reconciliation of Control Devices Adjusted Operating Income

(USD in millions)	Q3 2022	Q2 2023	Q3 2023
Control Devices Operating Income	$7.5	$5.1	$5.5

Add: Pre-Tax Business Realignment Costs	—	0.4	0.1
Control Devices Adjusted Operating Income	$7.5	$5.5	$5.6

Reconciliation of Electronics Adjusted Operating Income

(USD in millions)	Q3 2022	Q2 2023	Q3 2023
Electronics Operating Income	$5.4	$7.4	$7.6

Add: Pre-Tax Business Realignment Costs	—	1.3	1.1
Electronics Adjusted Operating Income	$5.4	$8.8	$8.7

Reconciliation of Stoneridge Brazil Adjusted Operating Income

(USD in millions)	Q3 2022	Q2 2023	Q3 2023
Stoneridge Brazil Operating Income	$0.9	$0.9	$1.2

Add: Pre-Tax Brazilian Indirect Tax Credits, Net	0.0	—	(0.5)
Add: Pre-Tax Business Realignment Costs	0.1	—	—
Stoneridge Brazil Adjusted Operating Income	$1.0	$0.9	$0.8

Exhibit 6 – Reconciliation of Adjusted Sales

(USD in millions)	Q3 2022	Q2 2023	Q3 2023
Sales	$226.8	$266.8	$238.2

Less: Sales from Spot Purchases Recoveries	(12.8)	(4.4)	(0.9)
Adjusted Sales	$214.0	$262.4	$237.2

Exhibit 7 – Reconciliation of Electronics Adjusted Sales

(USD in millions)	Q3 2022	Q2 2023	Q3 2023
Electronics Sales	$130.0	$168.3	$143.3

Less: Sales from Spot Purchases Recoveries	(12.8)	(4.4)	(0.9)
Electronics Adjusted Sales	$117.2	$163.9	$142.4

Exhibit 8 – Reconciliation of Adjusted Tax Rate

(USD in millions)	Q3 2023	Tax Rate
Income Before Tax	$4.4

Add: Pre-Tax Business Realignment Costs	1.2
Add: Pre-Tax Brazilian Indirect Tax Credits, Net	(0.5)
Adjusted Income Before Tax	$5.2

Income Tax Expense	2.3	51.1%

Add: Tax Impact from Pre-Tax Adjustments	-

Adjusted Income Tax Expense	$2.3	44.8%

Exhibit 9 – Reconciliation of Compliance Leverage Ratio

Reconciliation of Adjusted EBITDA for Compliance Calculation
(USD in millions)	Q4 2022	Q1 2023	Q2 2023	Q3 2023
Income (Loss) Before Tax	$0.7	$(8.1)	$(1.5)	$4.4
Interest Expense, net	2.2	2.7	3.1	3.3
Depreciation and Amortization	8.2	8.3	8.4	8.5
EBITDA	$11.1	$3.0	$10.0	$16.2

Compliance adjustments:
Add: Adjustments from Foreign Currency Impact	2.8	1.4	3.1	0.4
Add: Extraordinary, Non-recurring or Unusual items	0.1	0.2	—	0.5
Add: Cash Restructuring Charges	0.2	1.4	0.5	0.1
Add: Adjustment to Autotech Investments	0.4	0.2	0.3	0.1
Adjusted EBITDA (Compliance)	$14.6	$6.1	$13.9	$17.4

Adjusted TTM EBITDA (Compliance)				$52.1

Reconciliation of Adjusted Cash for Compliance Calculation
(USD in millions)	Q3 2023
Total Cash and Cash Equivalents	$36.8

Less: 35% Cash Foreign Locations	(11.5)
Total Adjusted Cash (Compliance)	$25.2

Reconciliation of Adjusted Debt for Compliance Calculation
(USD in millions)	Q3 2023
Total Debt	$186.0

Outstanding Letters of Credit	1.6
Total Adjusted Debt (Compliance)	$187.6

Adjusted Net Debt (Compliance)	$162.3
Compliance Leverage Ratio (Net Debt / TTM EBITDA)	3.11x